Exhibit (c)(4)

Exhibit (c)(4)

PRELIMINARY DRAFT

Project Geneva:

Preliminary Discounted Cash Flow Analysis

March 2009

S E V E N H I L L S

Financial Summary

PRELIMINARY DRAFT

Geneva Projected Income Statement

($ in thousands)

	For The Quarter and Year Ended June 30,					
	2009 [1]	2010	2011	2012	2013	2014
Revenue	$1,605	$4,354	$3,646	$4,697	$12,327	$20,485
Cost of Sales	638	1,611	952	874	1,920	3,103
Gross Profit	967	2,743	2,694	3,824	10,407	17,382
Operating Expenses:						
Sales & Marketing	331	2,557	2,298	3,567	6,645	7,295
R&D	783	2,701	2,701	2,701	2,701	2,701
G&A	1,414	4,560	4,529	4,435	4,372	4,310
Restructuring charges	0	0	0	0	0	0
Loss on disposal of property and equipment	0	0	0	0	0	0
Total operating expenses	2,528	9,818	9,528	10,703	13,718	14,306
Operating Income	(1,561)	(7,075)	(6,834)	(6,879)	(3,311)	3,076
Interest income, net of expense	231	925	925	925	925	925
Income before taxes	(1,330)	(6,149)	(5,909)	(5,954)	(2,386)	4,001
Income tax expense	0	0	0	0	0	0
Net Income	($1,330)	($6,149)	($5,909)	($5,954)	($2,386)	$4,001
Margin Analysis						
Revenue Growth	(87.5%)	(66.1%)	(16.3%)	28.8%	162.4%	66.2%
Gross Margin %	60.2%	63.0%	73.9%	81.4%	84.4%	84.9%
R&D as a % of Revenue	48.8%	62.0%	74.1%	57.5%	21.9%	13.2%
G&A as a % of Revenue	88.1%	104.7%	124.2%	94.4%	35.5%	21.0%
Operating Margin %	(97.3%)	(162.5%)	(187.4%)	(146.5%)	(26.9%)	15.0%
Net Income Margin %	(82.8%)	(141.2%)	(162.1%)	(126.8%)	(19.4%)	19.5%

(1) Reflects Management projections from the quarter ended June 30, 2009.
Note: All projected data for FY2009-FY2014 was prepared and furnished to Seven Hills by Geneva management.
Interest income calculated using 10-year treasury yield of 2.63%

SEVEN HILLS

1

Discounted Cash Flow – Representative Example

PRELIMINARY DRAFT

Assuming 50% of Shareholders Tender at a Price of $1.30

($ in thousands)

		For the Quarter and Year Ended June 30, (1)					
		2009 (2)	2010	2011	2012	2013	2014
Revenues		$1,605.0	$4,354.4	$3,645.8	$4,697.3	$12,327.1	$20,485.4
EBIT		(1,561.2)	(7,074.4)	(6,833.4)	(6,879.0)	(3,311.5)	3,076.3
Less: Taxes @	0.0%	0.0	0.0	0.0	0.0	0.0	0.0
Tax-effected EBIT		(1,561.2)	(7,074.4)	(6,833.4)	(6,879.0)	(3,311.5)	3,076.3
Plus: Depreciation		80.3	217.7	182.3	234.9	493.1	409.7
Plus: Change in Other Assets & Liab		0.0	0.0	0.0	0.0	0.0	0.0
Less: Capital Expenditures		(160.5)	(435.4)	(364.6)	(469.7)	(924.5)	(1,024.3)
Less: Changes in Non-Cash Working Capital		0.0	0.0	70.9	(105.1)	(763.0)	(815.8)
Free Cash Flow		($1,641.4)	($7,292.1)	($6,944.8)	($7,219.0)	($4,505.9)	$1,645.9
Revenue YOY Growth				(16.3%)	28.8%	162.4%	66.2%
EBIT Margin		(97.3%)	(162.5%)	(187.4%)	(146.4%)	(26.9%)	15.0%
Depreciation % Revs		5.0%	5.0%	5.0%	5.0%	4.0%	2.0%
CapEx % Revs		10.0%	10.0%	10.0%	10.0%	7.5%	5.0%
Working Capital % of Revenue			10.0%	10.0%	10.0%	10.0%	10.0%

Discount Rate	Discounted Cash Flows (2009-2014)	+	PV of Terminal Value as a Multiple of 2014 EBIT 8.0x	10.0x	12.0x	=	Enterprise Value 8.0x	10.0x	12.0x
20.0%	($17,417.9)		$9,449.6	$11,812.0	$14,174.4		($7,968.3)	($5,605.9)	($3,243.5)
25.0%	(16,004.0)		7,626.7	9,533.4	11,440.1		(9,791.2)	(7,884.5)	(5,977.8)
30.0%	(14,778.5)		6,207.4	7,759.3	9,311.1		(11,210.4)	(9,658.6)	(8,106.7)
35.0%	(13,709.1)		5,091.7	6,364.6	7,637.5		(12,326.2)	(11,053.3)	(9,780.3)
40.0%	(12,770.4)		4,206.7	5,258.4	6,310.1		(13,211.2)	(12,159.5)	(11,107.8)

Discount Rate	-	Net Debt 3/31/09 (4)	=	Equity Value (3) 8.0x	10.0x	12.0x	=	Value Per Share 8.0x	10.0x	12.0x
20.0%		($24,912.6)		$16,944.3	$19,306.7	$21,669.1		$1.04	$1.19	$1.33
25.0%		(24,912.6)		15,121.5	17,028.1	18,934.8		0.93	1.05	1.16
30.0%		(24,912.6)		13,702.2	15,254.0	16,805.9		0.84	0.94	1.03
35.0%		(24,912.6)		12,586.4	13,859.4	15,132.3		0.77	0.85	0.93
40.0%		(24,912.6)		11,701.5	12,753.1	13,804.8		0.72	0.78	0.85

(1) All Revenue and EBIT projections provided by Management on 3/21/09. All other line items estimated by Seven Hills.
(2) Reflects Management projections from the quarter ended June 30, 2009.
(3) Assumes 16.3MM shares outstanding based on 50% share tender and subsequent Series A financing and option issuance per the Series A Term Sheet dated 3/6/09.
(4) Net Debt reflects post tender, post financing cash balance calculated assuming 50% of shareholders tender their shares at a tender price of $1.30. Assumes $4.0MM Series A financing.

SEVEN HILLS
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S E V E N H I L L S